Investor Direct Marketing Services Agreement

Monday, June 26, 2006
This is a media and services agreement between Marks Value Partners LLC, a Califor-nia Limited Liability Company located at 9701 Wilshire Boulevard, 10th Floor, Beverly Hills, California 90212, and and Amarillo Biosciences, Inc. (Client), a Texas Corpora-tion , located at 4134 Business Park Drive, Amarillo, Texas 79110.

SCOPE of SERVICES
1.
Advertorial Production - Marks Value Partners LLC will produce on behalf of the Client a series of “advertorials” to be placed in newspapers, magazines, and other print , and or online media for the purpose of investor communications. The scope and budget of the advertising campaign will be mutually determined.

2.
Media Placement - Marks Value Partners will negotiate ad rates, and secure media placements on the Clients behalf. Client will be billed directly by media vendors, and be responsible for making timely payment. All media placements will be agreed to before-hand, by both parties. It is understood that the client wishes to budget approximately $15-20,000 per month towards the Investor Marketing Campaign.

TERM of AGREEMENT The term of this service agreement shall be four (4) months from the date of signing.

INDEMNIFICATION & COPYRIGHT All work in the scope of this agreement is being produced on behalf of the Client, as a “work for hire” and the Client will retain copyright all rights to such work in perpetuity. The Client bears full and exclusive responsibility for the content, accuracy and effect of all materials produced by Marks Value Partners LLC on behalf of the Client. The Client agrees to indemnify and hold harmless, Marks Value Partners LLC for any claim based upon the content, accuracy or effect of any materials distributed by or regarding The Client, whether federal, provincial, or foreign securities laws or otherwise. In no event shall Marks Value Partners LLC be liable for special, consequential, or indirect damages arriving from the provision of services herein.

FEES: For its services, Amarillo Biosciences, Inc. will pay, Marks Value Partners LLC a one time fee of $25,000, payable upon signing of this agreement. Additionally, Amarillo Biosciences, Inc. will grant Marks Value Partners LLC a 3-year Warrant to purchase 200,000 shares stock at $2.00. The shares underlying this warrant will have “piggyback registration rights”, and a cashless exercise feature. The Warrant will expire 3 years from the date of signing of this agreement.

If these terms are acceptable to you, please sign below and fax this agreement to my at-tention at 310-601-7110. Thank you.

Date___________

_________________	__________________
Joseph Cummins	Jack Marks
Amarillo Biosciences, Inc.	Marks Value Partners LLC

Payment can be made via Wire Transfer to:

Citibank
4375 Glencoe Avenue,
Marina Del Rey, CA 90292
ABA#322271724
Swift: citi us 33
For Credit to: Marks Value Partners LLC	(See page 2 of 2)
Account # 201578275